Exhibit 33.2

MANAGEMENT’S REPORT ON ASSESSMENT OF COMPLIANCE WITH SEC

REGULATION AB SERVICING CRITERIA

Union Bank, N.A. (the “Bank”) provides this assessment of compliance with the following applicable servicing criteria set forth in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission. Management has determined that the servicing criteria are applicable in regards to the servicing platform for the period as follows:

Platform: The retail installment contracts for Honda Auto Receivables 2011-3 Owner Trust (the “Platform”).

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required in the related transaction agreements or required by the Item 1122(d) servicing criteria in regards to the activities performed by the Bank, except for the following criteria: 1122(d) 1(i), 1(ii), 1(iii), 1(iv), 2(i), 2(iii), 2(iv), 2(v), 2(vi), 2(vii), 3(i), 4(i), 4(ii), 4(iii), 4(iv), 4(v), 4(vi), 4(vii), 4(viii), 4(ix), 4(x), 4(xi), 4(xii), 4(xiii), 4(xiv) and 4(xv), which management has determined are not applicable to the activities the Bank performs with respect to the Platform (the “Applicable Servicing Criteria”).

Period: As of and for the year ended March 31, 2013 (the “Period”).

With respect to the Platform and the Period, the Bank provides the following assessment of compliance with respect to the Applicable Servicing Criteria:

1.	The Bank is responsible for assessing its compliance with the Applicable Servicing Criteria.

2.	The Bank has assessed compliance with the Applicable Servicing Criteria, as described above as of and for the Period. In performing this assessment, management has used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.

3.	The Bank was in compliance with the Applicable Servicing Criteria as of and for the Period in all material respects.

Deloitte and Touche LLP, an independent registered public accounting firm, has issued an attestation report with respect to the Bank’s foregoing assessment of compliance as of and for the Period.

UNION BANK, N.A.

By:	/s/ David Ursa
David Ursa
Senior Vice President

By:	/s/ Valerie Crain
Valerie Crain
Vice President and Manager

May 24, 2013